Exhibit 99.1

Vical Reports First Quarter 2006 Financial Results

          SAN DIEGO, May 2 /PRNewswire-FirstCall/ -- Vical Incorporated (Nasdaq: VICL) today reported financial results for the quarter ended March 31, 2006.  Revenues for the first quarter of 2006 were $5.6 million, compared with revenues of $2.7 million for the first quarter of 2005.  The net loss for the first quarter of 2006 was $4.5 million, or $0.16 per share, compared with a net loss of $7.6 million, or $0.32 per share, for the first quarter of 2005.  The increase in revenues and decrease in net loss were primarily a result of the timing of contract manufacturing shipments for the National Institutes of Health (NIH), and of NIH research and development grant funding.

          The reported first quarter 2006 net loss included non-cash, stock-based compensation expense of $0.5 million for the first quarter of 2006, compared with $0.1 million for the first quarter of 2005.  The company confirmed its projection for an adjusted full-year net loss for 2006 of between $22 million and $26 million.  This projection excludes non-cash, stock-based compensation expense and, as a result, is not calculated in accordance with U.S. generally accepted accounting principles (GAAP).  See “Use of Non-GAAP Financial Measure” below.  Vical had cash and investments of $57 million at March 31, 2006.

     Recent Events

*

Vical announced today that the company’s lead three-component influenza (flu) DNA vaccine candidate provided 100% protection in mice and ferrets against lethal challenges with a highly virulent H5N1 avian influenza virus in studies conducted by Richard J. Webby, Ph.D., at St. Jude Children’s Research Hospital.  Additionally, in these and earlier studies in mice, simplified versions of Vical’s vaccine candidate using only two of the three components provided high levels of protection against multiple human flu strains and against the H5N1 avian flu strain.  Based on the results, the company is continuing to advance toward human testing of the pandemic flu DNA vaccine candidate.

*

Vical’s licensee, Sanofi-Aventis, presented encouraging data from a Phase 2b trial of its angiogenesis product candidate NV1FGF, using Vical’s patented DNA delivery technology.  The data were released at the 55th Annual Scientific Session of the American College of Cardiology (ACC) in Atlanta, Georgia.  In a separate presentation to analysts, Sanofi-Aventis disclosed plans to advance to Phase 3 testing of the product candidate in the fourth quarter of 2006.

*

An Ebola vaccine candidate administered using Vical’s proprietary DNA delivery technology was safe and well tolerated, and produced both antibody and T-cell Ebola-specific responses in all healthy volunteers who received the full 3 doses of vaccine in a Phase 1, randomized, placebo-controlled, dose-escalation study sponsored by the National Institute of Allergy and Infectious Diseases, NIH.  The data were presented at the American Society for Microbiology (ASM) 2006 Biodefense Research Meeting in Washington, D.C.

*

Enrollment opened in Vical’s Phase 2 trial of a DNA vaccine against cytomegalovirus (CMV), which will be conducted at leading U.S. transplant centers in 80 pairs of donors and recipients undergoing stem cell transplants.  After the first 20 donor-recipient pairs have completed scheduled follow-up visits approximately two months after the transplant procedures, an independent Data Safety and Monitoring Board will evaluate interim safety data.  Success in this patient population would support Vical’s expansion of studies of its CMV vaccine into other transplant settings and into the general population.

*	Vical’s licensee, Corautus Genetics, announced that it has terminated its Phase 2b angiogenesis trial based on the recommendation of an independent Data Monitoring Committee.

*

Vical granted non-exclusive, academic licenses for its broad DNA delivery technology patent estate to four of the nation’s top research institutions: Stanford University, Harvard University, Yale University, and the Massachusetts Institute of Technology (MIT).  In exchange, Vical will have the option to exclusively license from the universities potential commercial applications stemming from the technology on terms to be negotiated.

          Conference Call
          Vical will conduct a conference call and webcast to discuss the financial results and program updates with invited analysts and institutional investors today, May 2, at noon Eastern Time.  The call and webcast are open on a listen-only basis to any interested parties.  To listen to the conference call, dial (888) 224-3260, or (913) 905-1086 for international participants.  A replay of the call will be available for 48 hours beginning about two hours after the call.  To listen to the replay, dial (888) 203-1112, or (719) 457-0820 for international participants, and enter conference identification number 2477734.  The call also will be available live and archived through the webcast center at www.vical.com.  For further information, contact Vical’s Investor Relations department by phone at (858) 646-1127 or by e-mail at info@vical.com.

          About Vical
          Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases.  Potential applications of the company’s DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor.  The company has retained all rights to its internally developed product candidates.  In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources.  These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and serve significant unmet medical needs.  Additional information on Vical is available at www.vical.com.

          Forward-Looking Statements
          This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected, including: whether the company will achieve levels of revenues and control expenses to meet projected financial performance; whether Vical or others will continue development of the influenza vaccine; whether H5N1 or other strains of avian influenza will emerge as pandemic threats; whether the vaccine will be effective in protecting humans against H5N1 or other strains of avian influenza; whether the company’s formulated vaccine candidates will be able to provide cross-protection against emerging strains of influenza; the timing, nature and cost of any additional development; whether Sanofi-Aventis will advance to Phase 3 testing of the NV1FGF angiogenesis product candidate in the fourth quarter of 2006, if at all; whether Corautus Genetics will continue development of its VEGF-2 angiogenesis product candidate; whether the company’s CMV vaccine will be shown to be safe and effective in donors and patients undergoing stem cell transplants, and if so, whether success in this patient population will support expansion into other transplant settings and into the general population; whether the company will issue any or all of up to $70 million of equity securities; whether the influenza vaccine, the NV1FGF angiogenesis product candidate, the VEGF-2 angiogenesis product candidate, the Ebola vaccine candidate, the CMV vaccine candidate, or any other product candidates being developed by Vical, its collaborators or licensees will be shown to be safe and effective in clinical trials; the timing, nature and cost of clinical trials; and additional risks set forth in the company’s filings with the Securities and Exchange Commission.  These forward-looking statements represent the company’s judgment as of the date of this release.  The company disclaims, however, any intent or obligation to update these forward-looking statements.

          Use of Non-GAAP Financial Measure
          This press release contains adjusted net loss projections that are not calculated in accordance with GAAP.  Specifically, the company’s adjusted net loss projection for 2006 excludes an estimated $2 million to $3 million of non-cash, stock-based compensation expense associated with adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” on January 1, 2006.  As the final amount of such expense cannot yet be determined, the company currently cannot make a net loss projection in accordance with GAAP or reconcile its non-GAAP net loss projection to a net loss projection calculated in accordance with GAAP.

          Vical believes that this non-GAAP financial measure provides meaningful information regarding the company’s performance by excluding expenses that may not be indicative of the company’s core operating results.  In addition, Vical believes that the use of this non-GAAP financial measure enhances the consistency and comparability of the company’s reported financial results and enables investors to better evaluate the company’s current performance compared to its past performance.  However, this information should not be considered in isolation or as an alternative to financial information calculated in accordance with GAAP.

Contacts:	Alan R. Engbring
Executive Director, Investor Relations
Jill M. Church
Vice President and Chief Financial Officer
(858) 646-1127
Website: www.vical.com

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended March 31,

Statements of Operations (in thousands, except per share amounts)	2006	2005

Revenues:
Contract and grant revenue	$5,579	$2,453
License and royalty revenue	36	231
Total revenues	5,615	2,684
Operating expenses:
Research and development	4,644	4,473
Manufacturing and production	3,552	3,912
General and administrative	2,442	2,115
Total operating expenses	10,638	10,500
Loss from operations	(5,023)	(7,816)
Net investment income	550	238
Net loss	$(4,473)	$(7,578)
Basic and diluted net loss per share	$(0.16)	$(0.32)
Shares used to calculate basic and diluted net loss per share	28,290	23,509

Balance Sheets (in thousands)	March 31, 2006	December 31, 2005

Assets:
Cash, cash equivalents, and marketable securities	$57,254	$66,486
Other current assets	10,002	5,778
Total current assets	67,256	72,264
Property and equipment, net	14,686	15,170
Other assets	6,721	7,096
Total assets	$88,663	$94,530
Liabilities and stockholders’ equity:
Current liabilities	$7,473	$8,780
Long-term obligations	4,787	5,444
Stockholders’ equity	76,403	80,306
Total liabilities and stockholders’ equity	$88,663	$94,530

SOURCE  Vical Incorporated
          -0-                                        05/02/2006
          /CONTACT:  Alan R. Engbring, Executive Director, Investor Relations, or Jill M. Church, Vice President and Chief Financial Officer, both of Vical Incorporated, +1-858-646-1127/
          /Web site:  http://www.vical.com /